UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2011 (October 18, 2011)

SPECTRA ENERGY PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	1-33556	41-2232463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 Westheimer Court, Houston, Texas		77056
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 713-627-5400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 18, 2011, Spectra Energy Partners, LP (the “Partnership”) entered into a $700 million revolving credit agreement (the “Credit Agreement”) with the initial lenders and issuing banks named in the Credit Agreement and Citibank, N.A., as Administrative Agent. JPMorgan Chase Bank, N.A. and The Royal Bank of Scotland plc acted as Syndication Agents, Bank of America, N.A. and Wells Fargo Bank, National Association acted as Documentation Agents, and J.P. Morgan Securities LLC, Citigroup Global Markets Inc., RBS Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC acted as Joint Lead Arrangers and Joint Bookrunners.

The Credit Agreement contains a sublimit of $250 million for issuances of letters of credit, $150 million of which may be denominated in alternative currencies. Interest rates on borrowings under the Credit Agreement will be based on prevailing interest rates as described in the Credit Agreement and the credit ratings of the Partnership. The Credit Agreement matures on October 18, 2016, which may be extended for up to two additional one-year periods at the request of the Partnership (subject to the agreement of the applicable class of lenders having commitments representing more than 50% of the aggregate commitments of all lenders in the applicable class under the Credit Agreement). The Credit Agreement also provides for up to $350 million in additional revolving commitments, which may consist of incremental term loans that, at the Partnership’s election, automatically increase the aggregate amount of the revolving commitments upon any prepayment thereof. The Partnership is permitted to request an unlimited amount of incremental term loans under the Credit Agreement provided that such loans are fully cash collateralized and, to the extent such term loans automatically increase the aggregate amount of revolving commitments upon any prepayment thereof, the aggregate amount of such term loans plus the aggregate amount of any increases in revolving commitments does not exceed $350 million.

The Credit Agreement contains customary representations, warranties, and covenants, including limitations on the creation of liens on the Partnership’s and certain of its subsidiaries’ assets, limitations on mergers or the sale of all or substantially all of the assets of the Partnership or certain of its subsidiaries, and limitations on certain transactions with affiliates. The Partnership has agreed to maintain a consolidated leverage ratio, as defined in the Credit Agreement, of less than or equal to 5.0 to 1.0, provided that for three fiscal quarters subsequent to certain acquisitions, the Partnership’s consolidated leverage ratio may be up to 5.5 to 1.0. Upon the occurrence of certain events of default, the Partnership’s obligations under the Credit Agreement may be accelerated. Such events of default include payment defaults to lenders under the Credit Agreement, covenant defaults and other customary defaults.

The Credit Agreement provides that proceeds from borrowings under the Credit Agreement may be used to repay amounts outstanding under the Partnership’s Existing Credit Agreement (defined below) and for the Partnership’s and its subsidiaries’ general corporate purposes, including liquidity support for outstanding commercial paper and acquisitions.

Certain of the lenders under the Credit Agreement and the Existing Credit Agreement and their respective affiliates perform various financial advisory, investment banking and commercial banking services from time to time for the Partnership and its affiliates, for which they received or will receive customary fees and expense reimbursement.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On October 18, 2011, the Partnership terminated its existing $500 million credit agreement, dated as of May 24, 2007 (as amended, the “Existing Credit Agreement”), among the Partnership (successor-by-merger to Spectra Energy Partners OLP, LP), as Borrower, the lenders party thereto and Wells Fargo Bank, National Association (successor-by-merger to Wachovia Bank, National Association), as Administrative Agent, and repaid all amounts that were outstanding under the Existing Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Credit Agreement, dated as of October 18, 2011, among Spectra Energy Partners, LP, the Initial Lenders and Issuing Banks named therein, and Citibank, N.A., as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRA ENERGY PARTNERS, LP

By:	Spectra Energy Partners (DE) GP, LP,
its general partner

By:	Spectra Energy Partners GP, LLC,
its general partner

/s/ Stephen W. Baker
Stephen W. Baker
Vice President and Treasurer

Date: October 20, 2011

EXHIBIT INDEX

Exhibit Number	Exhibit
10.1	Credit Agreement, dated as of October 18, 2011, among Spectra Energy Partners, LP, the Initial Lenders and Issuing Banks named therein, and Citibank, N.A., as Administrative Agent.